Exhibit  11:  Earnings  per  share

The following table reconciles the numerators and denominators of the basic and diluted earnings  per  share:

                                                      Three  months            Six  Months
                                                      ended  May  31,        ended  May  31,
                                                    2001        2000        2001        2000
                                                 ----------  ----------  ----------  ----------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
---------------------------------------
NUMERATOR
  Net income (loss)                                179,456    (222,865)    488,962     154,797

DENOMINATOR
  Weighted average number of shares
      Outstanding                                1,415,833   2,030,721   1,381,095   2,866,518
                                                ===============================================
PER SHARE AMOUNTS
  Net income (loss)                                   0.13       (0.11)       0.35        0.05

DILUTED EARNINGS PER SHARE
--------------------------
NUMERATOR
  Net income (loss)                                179,456    (222,865)    488,962     154,797

DENOMINATOR
  Weighted average number of shares
     Outstanding                                 1,415,833   2,030,721   1,381,095   2,866,518
  Effect of dilutive securities:
  Options and warrants                              27,200           -      27,200     254,356
  Stock acquired with proceeds                     (17,521)          -     (20,499)   (188,189)
                                                -----------------------------------------------
  Weighted average common shares and
    assumed conversions outstanding              1,425,512   2,030,721   1,387,796   2,932,685
                                                ===============================================
PER SHARE AMOUNTS
  Net income (loss)                                   0.13        (.11)       0.35         .05


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